Exhibit 5.3

Your Ref: Our Ref: 30740.0001/62809396 Tel No: +44 1624 638300 Fax No: +44 1624 638333	Please Respond To: Tristan Head Direct Dial: +44 1624 638393 Email: tristan.head@cains.com

AngloGold Ashanti Limited
112 Oxford Road
Houghton Estate
Johannesburg, 2198
(Private Bag X 20, Rosebank, 2196)
South Africa

AngloGold Ashanti Holdings plc
Falcon Cliff
Palace Road
Douglas
Isle of Man
IM2 4LB
1 April 2022

Dear Sirs,

AngloGold Ashanti Holdings plc (Company Registration No. 001177V) (the “Company”)

Preliminary

1.
We have acted as Isle of Man legal advisers to the Company and AngloGold Ashanti Limited (the “Guarantor”) in connection with the filing by the Company and the Guarantor with the U.S. Securities and Exchange Commission (the “Commission”) of a shelf registration statement on Form F-3 (the “Registration Statement”) and the prospectus contained therein, covering the registration by the Company of Securities to be issued by the Company and guaranteed by the Guarantor, being the Company’s ultimate holding company.

2.
The Securities are to be issued by the Company pursuant to an indenture dated as of 28 April 2010, as supplemented from time to time, between the Company, the Guarantor and The Bank of New York Mellon as trustee (the “Indenture”).

3.	In this opinion the expression “Securities” bears the same meaning as set out in the Indenture.

Documents Examined

4.	For the purpose of giving this opinion we have examined copies of the following documents (but no others):

4.1	the Registration Statement;

4.2	the Indenture;

4.3
the Memorandum and Articles of Association of the Company appearing on the file of the Company maintained by the Isle of Man Registrar of Companies (the “Registrar”) appointed pursuant to the Companies Act 2006 on 1 April 2022 (the “Search Date”); and

4.4	resolutions of the board of directors of the Company passed on 20 April 2010 and resolutions of the board of directors of the Company passed on 25 March 2022 (the “Resolutions”).

Searches

5.1
On the Search Date, we procured a search of the file maintained by the Registrar in relation to the Company. Please note that our search only reflected documentation which had been processed by the Registrar and placed on such file and did not reflect matters which had been lodged for registration, but had not actually been placed on such file.

5.2
On the Search Date we also procured that a search against the following registers maintained by the Isle of Man General Registry or the Isle of Man Courts of Justice be undertaken in respect of the Company:

5.2.1	Register of Claims (in respect of claims filed after 1 September 2009);

5.2.2	Register of Judgments (in respect of claims filed after 1 September 2009);

5.2.3
Register of Judgments 1998-2009 (containing information about judgments made administratively (as opposed to by court hearing) in respect of claims filed after 1998, up to and including 28 August 2009);

5.2.4	Isle of Man Courts Judgments Online (an online database containing a selection of judgments from 2000 onwards that are deemed to be of public interest); and

5.2.5
the following documents made available by the Isle of Man Courts of Justice (in respect of new claims filed up to and including 28 August 2009); Chancery Actions (from 1996 up to and including 28 August 2009); Common Law Actions (from 1996 up to and including 28 August 2009); Chancery Petitions (from 1996 up to and including 28 August 2009); Summary Business (from 1996 up to and including 28 August 2009); Bankruptcies (from 1872 up to and including 28 August 2009); Liquidations (from 1980 up to and including 28 August 2009); High Court Indices (2007-2008); High Court Indices (2000-2006); and High Court Indices (1996-1999).

5.3
We would ask you to note that the searches referred to in paragraph 5.2 above cannot be conclusively relied upon to reveal any litigation in which the Company may be involved.  In particular, the registers and databases: (i) are not updated on a daily basis; (ii) do not reveal whether the Company is a party to litigation as claimant; and (iii) do not reveal judgments against the Company where those judgments have been satisfied.

Isle of Man Law

6.1.	This opinion is given only with respect to the currently applicable laws of the Isle of Man and is given on the basis that it will be governed by and construed in accordance with such laws.

6.2
We have made no investigation of the laws of any jurisdiction other than the Isle of Man and neither express nor imply any opinion as to any other laws and in particular the laws of the State of New York and the laws of the United States of America and South Africa.

Assumptions

7.          For the purposes of giving this legal opinion, we have assumed:

7.1
the genuineness of all signatures; the capacity of all signatories; the authenticity and completeness of all documents submitted to us as copies; and the correctness of all facts stated in and representations made in the documents examined by us;

7.2
that we have been provided with copies or originals of all documents which are relevant to the transactions governed by, or referred to in, the Indenture or which might affect the opinions expressed in this letter;

7.3
that each party to the Indenture, other than the Company, is duly organised and validly existing and that each has and will have full capacity, power and authority and all necessary regulatory and other approvals, exemptions, licences and authorisations to execute, deliver and perform each of its obligations under the Indenture;

7.4	that no provisions of the laws of any jurisdiction outside the Isle of Man are or would be contravened by the execution or delivery of the Indenture and the offer or issue of the Securities;

7.5	that, insofar as any obligation under the Indenture falls to be performed in any jurisdiction outside the Isle of Man, its performance would not be unlawful by virtue of the laws of that jurisdiction;

7.6
that no laws (other than of the Isle of Man) which may apply with respect to the Securities, the Indenture or the transactions and matters contemplated thereby would be such as to affect any of the opinions stated herein;

7.7
that the Indenture is, and the terms of the Securities will be, valid, binding and effective and impose valid, legally binding and enforceable duties and liabilities on the parties thereto in accordance with their terms under the laws by which they are expressed to be governed and any other applicable law (excluding the laws of the Isle of Man);

7.8
that, as at the Search Date, the file maintained by the Registrar in relation to the Company accurately and completely recorded and reflected all resolutions passed and other actions or events in relation to the Company or any other party to deliver forms or documents to the Registrar;

7.9	that the Resolutions have not been varied, amended or revoked and remain in full force and effect at the date of this letter;

7.10
that the form or forms of the Securities to be issued by the Company and the final terms thereof will be approved and such Securities will be authorised for issue by all necessary corporate action taken on behalf of the Company and in accordance with the terms of the Indenture, and that such Securities will be duly executed, authenticated, issued and delivered against payment therefor in accordance with such corporate action and the terms of the Indenture;

7.11	that the directors of the Company are and will be acting bona fide in the best interests of the Company; and

7.12	that there are no vitiating factors of which we are unaware such as fraud, undue influence or duress, which might affect the opinions expressed in this letter.

Opinion

8.	On the basis of the above assumptions and subject to any matters not disclosed to us and to the qualifications set out below, we are of the opinion that:

Status

8.1	The Company is a company limited by shares duly incorporated and validly existing under the laws of the Isle of Man and possesses the capacity to sue and be sued in its own name.

No Liquidator, Receiver or Litigation

8.2
As far as was shown on the Search Date on the file of the Company maintained by the Registrar, no steps have been or are being taken to appoint a receiver, liquidator or analogous person or body over or to wind up or dissolve the Company or to take analogous action, and our searches did not reveal any litigation or judgments against the Company in the Isle of Man.  However, please note the contents of paragraphs 5.1 to 5.3 above.

Capacity

8.3	The Company has the corporate capacity to execute, deliver and perform its obligations under the Indenture and to issue its Securities and perform its obligations in respect thereof.

Authority

8.4	The Company has passed all necessary resolutions and taken all necessary corporate action to authorise the execution, delivery and performance of the Indenture.

Due Execution

8.5	The Indenture has been duly executed and delivered by a duly authorised signatory of the Company.

No Violation

8.6
The entry into and performance of the Indenture and the issue and performance of the Securities by the Company will not violate the laws of the Isle of Man or the Memorandum and Articles of Association of the Company.

Valid and Binding Obligations

8.7	The Securities will constitute, and the Indenture constitutes, legal, valid and binding obligations of the Company under the laws of the Isle of Man.

Qualification

9.
References herein to the obligations of the Company being legal, valid and binding upon it should be construed to mean that such obligations are of a nature generally considered to be legal, valid and binding by the Isle of Man courts as a matter of Isle of Man law.  Our opinion as to the validity and enforceability of the Indenture and the Securities is subject to applicable laws relating to bankruptcy, insolvency, liquidation, reorganisation, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity; enforceability may depend upon the particular factual circumstances; enforcement may depend upon the exercise of suitable discretion by the Isle of Man courts; and claims may become barred under the Limitation Act 1984 (as amended) or be subject to set-off or counterclaim.

Reliance

10.	This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

11.
We consent to the filing of this opinion with the Commission as an Exhibit to the Registration Statement, and to the references to this opinion therein and to the references to us under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Cains Advocates Limited

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